Exhibit 10.9

MONDELĒZ INTERNATIONAL, INC.

LONG-TERM INCENTIVE PLAN

Restated as of October 2, 2012

The Board of Mondelēz International, Inc., a corporation organized under the laws of the Commonwealth of Virginia (the “Company”), has established the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended from time to time (the “2005 Plan”), for the benefit of employees of the Company, its subsidiaries and Affiliates. Section 2 of the 2005 Plan authorizes the Committee to establish sub-plans relating to the 2005 Plan as the Committee deems necessary and desirable. The Committee has determined that it is necessary and desirable to establish a sub-plan for the purpose of advancing the interests of the Company and its shareholders by establishing a direct relationship between the payment of bonuses to certain of the officers and other employees of the Company and the financial success of the Company in order to enhance shareholder value. As such, the Committee hereby establishes the Mondelēz International, Inc. Long-Term Incentive Plan, as may be amended from time to time (the “LTI Plan”), as a sub-plan to the 2005 Plan.

ARTICLE I.

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meanings as set forth in the 2005 Plan. For purposes of the LTI Plan, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

Section 1.1 – Affiliate. “Affiliate” means any entity that directly or indirectly through one or more intermediaries controls or is controlled by the Company, in each case, as determined by the Committee.

Section 1.2 – Base Salary. “Base Salary” means the annual base salary of a Participant at the rate in effect on the first date of the Performance Cycle. For an employee who becomes an Eligible Employee under Section 1.7 after the first date of the Performance Cycle, “Base Salary” means the annual base salary of that Participant at the rate in effect on the first date that the Participant becomes an Eligible Employee.

Section 1.3 – Covered Employee. “Covered Employee” means an Eligible Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

Section 1.4 – Director. “Director” means a member of the Board.

Section 1.5 – Disability. “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the 2005 Plan.

Section 1.6 – Early Retirement. “Early Retirement” means retirement from active employment other than Normal Retirement, as determined by the Committee, in its sole discretion.

Section 1.7 – Eligible Employee. “Eligible Employee” means a regular full-time salaried, exempt employee of the Company or any Affiliate who, in the opinion of the Committee, is an employee whose performance can contribute to the successful management and financial success of the Company or an Affiliate and who has been designated as receiving a base salary in Band F or above as of July 1st of the first year of the applicable Performance Cycle.

Section 1.8 – GAAP. “GAAP” means United States generally accepted accounting principles.

Section 1.9 – Mondelēz International Group. “Mondelēz International Group” means Mondelēz International, Inc. and each of its subsidiaries and Affiliates.

Section 1.10 – LTIP Award. “LTIP Award” means an award granted to a Participant under the LTI Plan entitling the Participant to cash or shares of Common Stock upon attainment of the Performance Goals and the satisfaction of the other terms and conditions set forth herein and in accordance with the provisions of this LTI Plan.

Section 1.11 – LTIP Award Agreement. “LTIP Award Agreement” means the agreement, contract, or other instrument or document evidencing the terms and conditions of an LTIP Award, including through electronic medium.

Section 1.12 – LTIP Award Cash Payout. “LTIP Award Cash Payout” means an amount equal to the product of (a) the LTIP Award Target, multiplied by (b) the Performance Goal Attainment Factor, and, in the case of a Participant who becomes eligible to participate in the Plan after the first day of the Performance Cycle or who terminated employment before the last day of the Performance Cycle, multiplied by (c) the Participation Period Factor.

Section 1.13 – LTIP Award Share Payout. “LTIP Award Share Payout” means an amount equal to the (a) the LTIP Award Target, divided by (b) the Fair Market Value of a share of Common Stock on the first business day of the Performance Cycle, rounded up to the next 10 shares of Common Stock, and multiplied by (c) the Performance Goal Attainment Factor, and, in the case of a Participant who becomes eligible to participate in the Plan after the first day of the Performance Cycle or who terminates employment before the last day of the Performance Cycle, multiplied by (d) the Participation Period Factor. For purposes of calculating the LTIP Award Share Payout, if a Participant’s Base Salary is in a currency other than U.S. dollars, his or her Base Salary shall be converted into U.S. dollars at the exchange rate in effect on the first day of the Performance Cycle, as determined in the sole discretion of the Committee.

Section 1.14 – LTIP Award Target. “LTIP Award Target” means an amount equal to (a) the product of (i) the Participant’s Base Salary, multiplied by (ii) the Participant’s Incentive Target, (b) a percentage of a performance incentive pool established by the Committee in accordance with Section 2.1 hereof or (c) a combination of the formulations set forth in subsections (a) and (b).

Section 1.15 – Maximum Goal Factor. “Maximum Goal Factor” means a percentage established by the Committee with respect to an LTIP Award and Performance Cycle, and representing the maximum percentage that may be determined to have been attained as a Performance Goal Attainment Factor. In the case of LTIP Awards that are intended to constitute Qualified Performance-Based Compensation, the Maximum Goal Factor shall be established at the same time the related Performance Goals are established.

Section 1.16 – Normal Retirement. “Normal Retirement” means retirement from active employment under (a) a pension plan of the Mondelēz International Group, (b) an employment contract with any member of the Mondelēz International Group, or (c) a local labor contract, on or after the date specified as normal retirement age in the pension plan, employment contract or local contract, if any, under which the Participant is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or such contracts become payable without reduction for early commencement and without any requirement of a particular period of prior service).

Section 1.17 – Participant. “Participant” means any Eligible Employee selected by the Committee, in its sole discretion, who has been granted an LTIP Award.

Section 1.18 – Participant’s Incentive Target. “Participant’s Incentive Target” means a percentage of a Participant’s Base Salary established by the Company.

Section 1.19 – Participation Period Factor. “Participation Period Factor” means a fraction, the numerator of which is the number of months (including partial months, rounded up to the next whole month) the Participant was actively employed with the Company (or Affiliate) during the Performance Cycle and the denominator of which is the number of months (including partial months, rounded up to the next whole month) in the Performance Cycle. The Committee, in its sole discretion, may adjust the Participation Period Factor.

Section 1.20 Performance Criteria. “Performance Criteria” means, with respect to the Company, a subsidiary, an Affiliate, or any business unit thereof, any one or more or any combination of the following, net earnings or net income (before or after taxes), operating income, earnings per share, net sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total shareholder return), cost control, margins, operating efficiency, market share, customer satisfaction or employee satisfaction, working capital, management development, succession planning, taxes, depreciation and amortization or economic value added. The Performance Criteria applicable to any Performance Cycle shall be selected by the Committee, in its sole discretion, at the beginning of the applicable Performance Cycle.

Section 1.21 – Performance Cycle. “Performance Cycle” means a three-year period commencing on the first day of the first calendar year of the three-year period, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, an LTIP Award. A Performance Cycle may overlap with any other Performance Cycles under LTI Plan. The first Performance Cycle under the LTI Plan shall commence on January 1, 2011 and end on December 31, 2013. Alternatively, the Committee may establish a Performance Cycle having a duration that is different than the three-year period set forth above. In the case of an LTIP Award that is not intended to constitute Qualified Performance-Based Compensation, the Committee, in its sole discretion, may adjust the duration of the Performance Cycle at any time before the term of the originally established Performance Cycle has expired.

Section 1.22 – Performance Goal Attainment Factor. “Performance Goal Attainment Factor” means a percentage ranging from 0% to the Maximum Goal Factor representing the rate at which the Performance Goals have been attained as determined by the Committee.

Section 1.23 – Performance Goals. “Performance Goals” have the meaning set forth in Section 2.2 hereof.

Section 1.24 – Qualified Performance-Based Compensation. “Qualified Performance-Based Compensation” means any compensation awarded to a Covered Employee that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

ARTICLE II.

LTIP AWARDS

Section 2.1 – Participants; LTIP Awards. The Committee, in its sole discretion, may grant LTIP Awards with regard to any Performance Cycle (and with respect to multiple Performance Cycles) to one or more Eligible Employees, as the Committee selects. At the time an LTIP Award is granted pursuant to this Section 2.1, the Committee shall specify (a) whether the LTIP Award will be an LTIP Award Cash Payout or LTIP Award Share Payout, or a combination thereof, (b) the Maximum Goal Factor that may be attained upon the achievement of the Performance Goals established in accordance Section 2.2 hereof, and subject to Section 2.4 hereof, and (c) a performance incentive pool amount, if any.

Section 2.2 – Performance Goals. For each Performance Cycle in which one or more Eligible Employees is granted an LTIP Award, the Committee shall establish in writing one or more objectively determinable Performance Goals based on Performance Criteria for such LTIP Award. Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indicies or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more Performance Criteria relative to the performance of other corporations.

In addition, for LTIP Awards not intended to qualify as Qualified Performance-Based Compensation, the Committee may establish Performance Goals based on Performance Criteria as it deems appropriate in its sole discretion. For LTIP Awards that are intended to constitute Qualified Performance-Based Compensation, to the extent the Committee elects not to determine achievement of the Performance Goal in accordance with GAAP, or to the extent that determination of achievement in accordance with GAAP would not satisfy the requirements of Section 162(m) of the Code, the Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent any specified Performance Goal has been achieved for the Performance Cycle.

The Performance Goals applicable to LTIP Awards granted in connection with a given Performance Cycle shall be set forth in the LTIP Award Agreement applicable to such Performance Cycle.

Section 2.3 – Adjustments to Performance Goals. For each LTIP Award that is intended to constitute Qualified Performance-Based Compensation, the Committee, in its sole discretion, may, at the time of grant, specify in the LTIP Award Agreement that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2 hereof. For example (without limiting the adjustments to any of the following), the Committee may specify, in its sole discretion, at the time of grant, the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction but only to the extent such adjustments would be permitted under Section 162(m) of the Code. For LTIP Awards not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustments to one or more of the Performance Goals as the Committee in its sole discretion deems appropriate.

Section 2.4 – 162(m) Award Limit. The maximum aggregate number of shares of Common Stock that may be awarded under an LTIP Award Share Payout that is intended to constitute Qualified Performance-Based Compensation granted to any one Participant shall not exceed a number of shares of Common Stock specified in Section 5(b)(iii) of the 2005 Plan. The maximum dollar amount that may be awarded under an LTIP Award Cash Payout that is intended to constitute Qualified Performance-Based Compensation granted to any one Participant shall not exceed a dollar amount specified in Section 5(b)(iii) of the 2005 Plan.

ARTICLE III.

PAYMENT OF LTIP AWARDS

Section 3.1 – Form of Payment. Each Participant’s LTIP Award shall be paid as an LTIP Award Cash Payout or an LTIP Award Share Payout, or a combination thereof, as determined in accordance with Section 2.1 above. Any LTIP Award that is paid, in whole or in part, in the form of an LTIP Award Share Payout, and that results in less than a whole number of shares of Common Stock shall be rounded up to the next whole share of Common Stock (no fractional shares of Common Stock shall be issued in payment of an LTIP Award). Any shares of Common Stock issued in respect of an LTIP Award Share Payout shall be issued pursuant to the terms and conditions of the 2005 Plan and shall reduce the number of shares available for issuance thereunder.

Section 3.2 – Certification; Performance Goal Attainment Factor Determination. Following the completion of each Performance Cycle and, subject to Section 3.4, prior to the distribution of any payment of an LTIP Award intended to constitute Qualified Performance-Based Compensation, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Cycle to which the LTIP Award relates and shall determine the Performance Goal Attainment Factor with respect to such LTIP Award.

Section 3.3 – Performance Goal Attainment Factor Modifications. In determining the amount payable to a Participant with respect to the Participant’s LTIP Award that is intended to constitute Qualified Performance-Based Compensation, the Committee shall have the right, in its sole discretion, to reduce the Performance Goal Attainment Factor (resulting in the reduction or elimination (including to zero), but not an increase, in the amount otherwise payable under the LTIP Award) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. In the case of LTIP Awards that are not intended to qualify as Qualified Performance-Based Compensation, the Committee shall retain the right, in its sole discretion, to modify the Performance Goal Attainment Factors (resulting in a reduction, an increase or elimination (including to zero) of, the amount otherwise payable under the under the LTIP Award) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. Anything to the contrary in the foregoing notwithstanding, in no event shall any such reduction or elimination of the amount payable under an LTIP Award contemplated in the foregoing sentences increase the amount payable under an LTIP Award that is intended to qualify as a Qualified Performance-Based Compensation.

Section 3.4 – Timing of Payment. Unless otherwise determined by the Committee, each LTIP Award shall be paid as soon as practicable after the Committee certifies in writing that the Performance Goals specified for such LTIP Award were in fact satisfied.

Section 3.5 – Employment Termination. Except as provided in Section 3.5(a) or Section 3.5(b) below, a Participant must be continuously and actively employed through the last date of the applicable Performance Cycle in order to be eligible to receive payment of the LTIP Award. A Participant also must be an employee in good standing of the Company or an Affiliate on the date of payment; receipt of salary continuation, notice payments, severance pay or any similar payment shall not constitute good standing for purposes of this Plan. For Participants residing outside the United States, and unless otherwise required by local law as determined by the Company on a country-by-country basis, in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to be eligible to receive payment of the LTIP Award will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law).

(a) Death; Disability. In the event of a Participant’s death or termination of the Participant’s active employment with the Company (or an Affiliate) as a result of the Participant’s Disability, in each case, during the first year following the commencement of a Performance Cycle, the Participant shall forfeit any rights under the LTIP Award to which the Performance Cycle relates. In the event of a Participant’s death or termination of the Participant’s active employment with the Company (or an Affiliate) as a result of the Participant’s Disability, in each case, after the first year following the commencement of a

Performance Cycle, the LTIP Award shall become payable calculated based on a Performance Goal Attainment Factor equal to 100%, pro rated by applying the Participation Period Factor. Except as otherwise determined by the Committee, in its sole discretion, and provided in an LTIP Award Agreement, any LTIP Award that becomes payable in connection with a Participant’s death or active employment termination resulting from a Participant’s Disability as contemplated in this Section 3.5(a) shall be paid at the time of such employment termination, and in any event within 90 days following the Participant’s termination of employment.

(b) Retirement. In the event a Participant’s active employment with the Company (or an Affiliate) terminates prior to the last date of the applicable Performance Cycle as a result of the Participant’s Early or Normal Retirement, the Participant shall, as determined by the Committee in its sole discretion, forfeit the right to any outstanding LTIP Awards or have the right to receive a pro rated portion of the LTIP Award that becomes payable in accordance with the provisions of the Plan by applying the Participation Period Factor. Except as otherwise determined by the Committee, in its sole discretion, and provided in an LTIP Award Agreement, any LTIP Award that becomes payable in connection with a Participant’s Early or Normal Retirement as contemplated in this Section 3.5(b) shall be paid at the same time that all other Participants are paid the LTIP Award in accordance with Section 3.4 hereof, and in any event within 90 days following the end of the applicable Performance Cycle. If the Company determines that there has been a legal judgment and/or legal development in the jurisdiction where the Participant resides that results in the favorable treatment on Early or Normal Retirement described in this section being deemed unlawful and/or discriminatory, then the Company will not apply such favorable treatment, and the Participant’s right to the LTIP Award will be treated as it would under Section 3.5(c) hereof.

(c) Other Employment Terminations. In the event of a termination of the Participant’s active employment with the Company (or an Affiliate) prior to the last day of the applicable Performance Cycle for any reason not described in Section 3.5(a) or 3.5(b), including, without limitation, the Participant’s voluntary or involuntary termination (whether with or without cause) or a termination in connection with a divestiture of the Company, the Participant shall forfeit as of the date of the termination any rights under all outstanding LTIP Awards held by the Participant.

Anything to the contrary in this Section 3.5 notwithstanding, the Committee may, in its sole discretion, provide for full or partial payment of the LTIP Award upon termination of a Participant’s active employment for any reason prior to the completion of a Performance Cycle to which an LTIP Award relates provided that the Committee shall not exercise such discretion if doing so would cause an LTIP Award that is intended to qualify as Qualified Performance-Based Compensation not to qualify.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1 – Qualified Performance-Based Compensation. The Committee, in its discretion, may determine whether an LTIP Award is intended to qualify as Qualified Performance-Based Compensation, and may take such actions as it may deem necessary to ensure that such LTIP Award will so qualify. Any such LTIP Award shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) and any Treasury Regulations or rulings issued thereunder that are requirements for qualifications as Qualified Performance-Based Compensation, and the LTI Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 4.2 – Performance Goals.

(a) The Committee may, in its discretion, establish the specific Performance Goal or Goals under Section 2.2 hereof that must be achieved in order for a Participant to become eligible to receive an LTIP Award Cash Payout or LTIP Award Share Payout (including any specific adjustments to be made under Section 2.3 hereof). The Performance Goals (including any adjustments resulting in an increase to the amount payable under the LTIP Award) shall be established in writing by the Committee; provided, however, that the achievement of such Performance Goals shall be substantially uncertain at the time such Performance Goals are established in writing.

(b) With respect to any LTIP Award that is intended to constitute Qualified Performance-Based Compensation, the applicable Performance Goals described in Section 2.2 hereof (including any adjustments to be made under Section 2.3 hereof) shall be established in writing no later than the 90th day following the commencement of the Performance Cycle to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the Performance Cycle has elapsed.

ARTICLE V.

ADMINISTRATION

Section 5.1 – Committee. For LTIP Awards that are intended to qualify as Qualified Performance-Based Compensation, the Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder. In the case of LTIP Awards that are not intended to constitute Qualified Performance-Based Compensation, the Committee may consist of two or more Directors appointed by and holding office at the pleasure of the Board; provided, that, to the extent permitted by applicable law, the Committee may also consist of one or more officers of the Company in the case of LTIP Awards not intended to constitute Qualified Performance-Based Compensation granted to Eligible Employees who are not (i) subject to Section 16 of the Exchange Act of 1934, as amended, or (ii) officers of the Company who have been appointed to serve on the Committee as contemplated hereunder.

Section 5.2 – Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the LTI Plan in accordance with its provisions. The Committee shall have the power to interpret the LTI Plan, and to adopt such rules for the administration, interpretation and application of the LTI Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the LTI Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

Section 5.3 – Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board shall be final and binding upon all Participants, the Company and all other interested persons. No members (or former members) of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the LTI Plan or any LTIP Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1 – Amendment, Suspension or Termination of the LTI Plan. This LTI Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to LTIP Awards granted under the LTI Plan which the Committee determines should constitute Qualified Performance-Based Compensation, no action of the Board or the Committee may modify the Performance Goals (or adjustments) applicable to any outstanding LTIP Award, to the extent such modification would cause the LTIP Award to fail to constitute Qualified Performance-Based Compensation.

Section 6.2 – Effective Date. This LTI Plan shall be effective with respect to the Company’s calendar year beginning January 1, 2011.

Section 6.3 – No Fiduciary Relationship. The Board and the officers of the Company shall have no duty to manage or operate the LTI Plan in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of the respective best interests of the Company, its shareholders and the Participants. This LTI Plan shall not be construed to create a fiduciary relationship between the Board or the Committee and the Participants.

Section 6.4 – Governing Law. This LTI Plan and all LTIP Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the LTI Plan to the substantive law of another jurisdiction. Unless otherwise provided in an LTIP Award, recipients of an LTIP Award under the LTI Plan are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of the Commonwealth of Virginia, to resolve any and all issues that may arise out of or relate to the LTI Plan or any related LTIP Award.

Section 6.5 – No Employment Guarantee. Nothing in this LTI Plan shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in this LTI Plan.

Section 6.6 – General Creditor Status. The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of the Company with respect to any rights derived from the existence of the LTI Plan and shall receive only the Company’s unfunded and unsecured promise to pay benefits under the LTI Plan.

Section 6.7 – Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the LTI Plan. The provisions of the LTI Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.

Section 6.8 – Severability. If any provision of this LTI Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the LTI Plan, and the LTI Plan shall be enforced and construed as if such provision had not been included.

Section 6.9 – Code Section 409A. Anything in this LTI Plan to the contrary notwithstanding, no payment of an LTIP Award that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s termination of employment with the Company shall be made to the Participant unless the Participant’s termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. All payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death). The LTI Plan and all LTIP Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the LTI Plan and the LTIP Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This LTI Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the LTI Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or LTIP Award made under the LTI Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the LTI Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

Section 6.10 – Tax Withholding. The Company shall have the authority and the right to deduct or withhold, report or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including any social insurance, payroll tax, or payment on account) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with an LTIP Award.